Exhibit 99 (a)


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                              FOR IMMEDIATE RELEASE

                 DEL LABORATORIES REPORTS FIRST QUARTER EARNINGS

UNIONDALE, N.Y., May 15, 1998 -- Del Laboratories, Inc. (AMEX:DLI) today announced results for the first quarter ended March 31, 1998.

Net earnings for the first quarter of 1998 were $3,251,000 compared to restated first quarter 1997 net earnings of $1,061,000. Basic earnings per share were $0.43 per share compared to a restated $0.14 per share. Net sales for the first quarter of 1998 increased to $65,416,000 from a restated $54,215,000 for the first quarter of 1997.

Dan K. Wassong, Chairman and Chief Executive Officer said, "Our earnings growth reflects both strong momentum in our cosmetics business, especially in the line of Sally Hansen brands, as well as solid results for the pharmaceutical business' Orajel family of brands, which continued to achieve strong unit volume growth. Our performance continues to be driven by significant advertising and R&D investments to support our well-known brands and new product introductions."

The Company said its previously issued financial results for each of the first and second quarters of the year ended December 31, 1997 were restated. The first quarter of 1997 was restated to reflect a $7.1 million reduction in net sales and a $2.2 million ($0.30 per basic share) reduction in net earnings resulting from shipments of finished products which should have been recognized in the second quarter of 1997 instead of the first quarter of 1997. There will be a corresponding increase of $7.1 million in net sales and a $2.2 million ($0.30 per basic share) increase in net earnings for the second quarter of 1997.

The shift in quarterly results did not impact reported results for the six-month period ended June 30, 1997 or the year ended December 31, 1997.

                                    Condensed Statement of Consolidated Earnings
                                    --------------------------------------------
                                       (In thousands except per share amounts)
                                          Three Months Ended March 31
                                          ---------------------------
                                                              Restated
                                                  1998          1997
                                                  ----          ----
Net sales                                        $65,416      $54,215
                                                 =======      =======
Earnings before income taxes                       5,511        1,769
Provisions for income taxes                        2,260          708
                                               ---------    ---------
Net earnings                                   $   3,251    $   1,061
                                               =========    =========
Earnings per common share:
     Basic                                     $    0.43    $    0.14
     Diluted                                   $    0.39    $    0.13
Weighted average common shares outstanding:
     Basic                                         7,628        7,517
     Diluted                                       8,280        8,079

As of December 31, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." Accordingly, earnings per common share and weighted average common shares outstanding for the three months ended March 31, 1997, have been restated to conform with the provisions of SFAS No. 128.

All share and per share amounts have been adjusted to reflect a 4-for-3 common stock spilt, distributed in the form of a stock dividend, effective February 20, 1998.

Del Laboratories, Inc. is a marketer and manufacturer of cosmetics and over-the-counter pharmaceuticals. The Company's cosmetics brands include SALLY HANSEN HARD AS NAILS(R), America's number one nail protection, SALLY HANSEN LA CROSS(R) nail and beauty implements, SALLY HANSEN PROFESSIONAL(R) nail care products and a range of lip color and skin care, as well as bleaches and depilatories under the SALLY HANSEN brand franchise and NATURISTICS(R) cosmetics and beauty care. The Company's Del Pharmaceuticals subsidiary includes brands such as ORAJEL(R), the number one brand of topical oral analgesics, ARTHRICARE(R) arthritis medication, PRONTO(R) pediculicide, TANAC(R) canker sore medication and PROPA PH(R) skin care medications.

Statements contained in this press release that relate to the Company's beliefs or expectations as to future events are not statements of historical fact and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the "Safe Harbor" created thereby.